FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2013 SECOND QUARTER FINANCIAL RESULTS

Clarksville, Indiana—April 23, 2013. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $1.2 million and net income available to common shareholders of $1.1 million, or $0.50 per diluted share, for the quarter ended March 31, 2013 compared to net income of $964,000 and net income available to common shareholders of $921,000, or $0.41 per diluted share, for the quarter ended March 31, 2012.

Net interest income after provision for loan losses increased $635,000 for the quarter ended March 31, 2013 as compared to the same period in 2012. Interest income increased $802,000 when comparing the two periods due primarily to $371,000 of accretion income recognized upon the payoff of a loan in the 2013 quarter that was purchased at a discount in 2012, and an increase in the average balance of interest-earning assets of $96.3 million from $494.3 million for 2012 to $590.6 million for 2013, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets from 5.15% for 2012 to 4.90% for 2013. Interest expense decreased $113,000 when comparing the two periods due primarily to a decrease in the average cost of interest-bearing liabilities from 1.06% for 2012 to 0.78% for 2013, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $90.9 million from $424.6 million for 2012 to $515.5 million for 2013. The provision for loan losses increased $280,000 from $270,000 for 2012 to $550,000 for 2013. Nonperforming loans increased $1.9 million from $5.8 million at September 30, 2012 to $7.7 million at March 31, 2013. Net charge-offs were $296,000 for the quarter ended March 31, 2013 compared to $50,000 for the same period in 2012.

Noninterest income increased $271,000 for the quarter ended March 31, 2013 as compared to the same period in 2012. The increase was due primarily to net gains on the trading account securities portfolio of $129,000 for 2013 and increases in net gains on the sale of loans, cash surrender value of life insurance and real estate lease income of $33,000, $41,000 and $59,000, respectively. The increase in cash surrender value of life insurance is primarily due to the purchase of $4.0 million of bank-owned life insurance in December 2012. The increase in real estate lease income is due to the commencement of rents for two of the tenants in a real estate development owned by Company.

Noninterest expenses increased $645,000 for the quarter ended March 31, 2013 as compared to the same period in 2012. The increase was due primarily to increases in compensation and benefits, occupancy expense and equipment expense, and other operating expenses of $311,000, $75,000 and $236,000, respectively. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases and the addition of employees as a result of the acquisition of four branches from First Federal Savings Bank of Elizabethtown, Inc. (“FFSB”) in July 2012. The increase in occupancy and equipment expense is due primarily to the operation of the branches acquired from FFSB. The increase in other operating expenses is due primarily to a $214,000 accrual of a contingent liability associated with the Company’s debit card reward points program.

The Company recognized income tax expense of $419,000 for the quarter ended March 31, 2013, for an effective tax rate of 26.4%, compared to income tax expense of $364,000, for an effective tax rate of 27.4%, for the same period in 2012.

Results of Operations for the Six Months Ended March 31, 2013 and 2012

Net interest income after provision for loan losses increased $1.0 million for the six months ended March 31, 2013 as compared to the same period in 2012. Interest income increased $1.2 million when comparing the two periods due primarily to $371,000 of accretion income recognized upon the payoff of a loan in the 2013 period that was purchased at a discount in 2012, and an increase in the average balance of interest-earning assets of $91.6 million from $491.5 million for 2012 to $583.1 million for 2013, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets from 5.25% for 2012 to 4.88% for 2013. Interest expense decreased $260,000 when comparing the two periods due primarily to a decrease in the average cost of interest-bearing liabilities from 1.12% for 2012 to 0.83% for 2013, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $86.3 million from $423.0 million for 2012 to $509.3 million for 2013. The provision for loan losses increased $413,000 from $589,000 for 2012 to $1.0 million for 2013. Net charge-offs were $519,000 for the six months ended March 31, 2013 compared to $338,000 for the same period in 2012.

Noninterest income increased $599,000 for the six months ended March 31, 2013 as compared to the same period in 2012. The increase was due primarily to net gains on the trading account securities portfolio of $231,000 for 2013 and increases in net gain on sale of loans and real estate lease income of $106,000 and $104,000, respectively.

Noninterest expenses increased $1.2 million for the six months ended March 31, 2013 as compared to the same period in 2012. The increase was due primarily to increases in compensation and benefits and other operating expenses of $1.0 million and $150,000, respectively, which more than offset a decrease in advertising expense of $143,000. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases and the addition of employees as a result of the acquisition of the FFSB branches. The increase in other operating expenses is due primarily to the $214,000 accrual of the contingent liability associated with the Company’s debit card reward points program. The decrease in advertising expense was due primarily to expenses recognized in the 2012 period that were associated with the rebranding and advertising campaign for the Bank’s new look and logo that was launched in September 2011.

The Company recognized income tax expense of $797,000 for the six months ended March 31, 2013, for an effective tax rate of 26.7%, compared to income tax expense of $690,000, for an effective tax rate of 26.9%, for the same period in 2012.

Comparison of Financial Condition at March 31, 2013 and September 30, 2012

Total assets increased $17.3 million from $638.9 million at September 30, 2012 to $656.2 million at March 31, 2013. Investment securities, net loans and cash surrender value of life insurance increased $17.7 million, $5.6 million and $4.2 million, respectively, while cash and cash equivalents decreased $11.3 million from September 30, 2012 to March 31, 2013. Borrowings from Federal Home Loan Bank and other long-term debt increased by $12.0 million and $2.3 million, respectively.

Stockholders’ equity increased $1.3 million from $82.9 million at September 30, 2012 to $84.2 million at March 31, 2013. The Company declared a cash dividend of $0.10 per share to the stockholders of record of the common shares as of the close of business on March 8, 2013, which totaled $232,000 and was paid on April 1, 2013. At March 31, 2013, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended		Six Months Ended
	March, 31		March 31,
OPERATING DATA:	2013	2012	2013	2012
(In thousands, except share and per share data)

Total interest income	$7,001	$6,199	$13,761	$12,559
Total interest expense	1,010	1,123	2,105	2,365

Net interest income	5,991	5,076	11,656	10,194
Provision for loan losses	550	270	1,002	589

Net interest income after provision for loan losses	5,441	4,806	10,654	9,605

Total noninterest income	925	654	1,925	1,326
Total noninterest expense	4,777	4,132	9,596	8,367

Income before income taxes	1,589	1,328	2,983	2,564
Income tax expense	419	364	797	690

Net Income	$1,170	$964	$2,186	$1,874

Less: Preferred stock dividends declared	(43)	(43)	(86)	(85)

Net Income available to common shareholders	$1,127	$921	$2,100	$1,789

Net Income per share, basic	$0.52	$0.43	$0.97	$0.83
Weighted average common shares outstanding, basic	2,162,863	2,156,730	2,159,464	2,155,539

Net Income per share, diluted	$0.50	$0.41	$0.93	$0.81
Weighted average common shares outstanding, diluted	2,268,040	2,222,587	2,253,242	2,217,077

Performance ratios (annualized):
Return on average assets	0.72%	0.71%	0.68%	0.70%
Return on average equity	5.58%	4.95%	5.23%	4.86%
Return on average common stockholders' equity	7.01%	6.34%	6.58%	6.24%
Interest rate spread	4.12%	4.09%	4.05%	4.13%
Net interest margin	4.21%	4.24%	4.16%	4.28%
Efficiency ratio	69.07%	72.11%	70.66%	72.63%

	March 31,	September 30,
FINANCIAL CONDITION DATA:	2013	2012
(Dollars in thousands)

Total assets	$656,155	$638,913
Cash and cash equivalents	27,504	38,791
Investment securities	181,690	163,953
Gross loans	400,080	393,973
Allowance for loan losses	5,389	4,906
Earning assets	595,758	570,285
Goodwill	7,936	7,936
Core deposit intangibles	2,241	2,413
Deposits	495,255	494,234
FHLB borrowings	65,098	53,062
Total liabilities	571,916	555,987
Stockholders' equity	84,239	82,926

Non-performing assets:
Nonaccrual loans	6,776	4,089
Accruing loans past due 90 days	962	1,743
Troubled debt restructurings classified as performing loans	6,003	6,811
Foreclosed real estate	674	1,481
Other nonperforming assets	3	-

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.33%	1.23%
Allowance for loan losses as a percent of nonperforming loans	69.64%	84.12%
Nonperforming loans as a percent of total loans	1.91%	1.46%
Nonperforming assets as a percent of total assets	2.20%	2.21%